CHINA VOIP & DIGITAL TELECOM, INC. SUBSIDIARY REPORTS RECORD REVENUES

Jinan Yinquan Technology Co., Ltd.  2006 Revenues Increase by 46 Percent

HENDERSON, NV, April 16, 2007 – – –Jinan Yinquan Technology Co., Ltd., a wholly owned subsidiary of China VoIP & Digital Telecom Inc. (OTCBB:CVDT) today reported operating results for the year ended December 31, 2006.  Revenues were $1,449,969 which represents a 46 percent increase over the previous year.

The Company said it had a net loss of $530,338 compared to net income of $271,929 in 2005.  The loss is attributed to a one-time, extraordinary expense of $812,000 associated with the reverse merger of the United States public entity. Additionally, the company reported $51,349 of incremental costs incurred as a public company.  As of December 31, 2006 the Company reported cash reserves of approximately $1.5 million.

The Company also indicated that preliminary unaudited first quarter 2007 revenues were going to be approximately 300% higher than the same period in 2006, with an expected operational profit.

“While we are pleased with the 46 percent increase in sales because of a six-month delay in funding we have not achieved our primary business objectives during the latest fiscal period,” said Li Kunwu, President and CEO of China VoIP & Digital Telecom Inc.  “Additionally we incurred significant costs associated with being a public entity as well as increased marketing costs.  Clearly, we are still aggressively developing our business model and implementing our plan of operations which call for the expansion of our proprietary VoIP products and leveraging our relationship with China Tie Tong.  We’ve already seen how this has positively impacted sales in the first quarter of this year.”

China Tie Tong is one of the six largest basic telecom operators in China.  The company, which has 31 provincial branches and 316 municipal branches. employees approximately 72,000 people.  Its high-speed backbone optical transmission network consists of five fiber loops covering most of the cities in China’s 31 provinces and a distance of 52,000 kilometers.  During the period of 2001 to 2005 annual revenues have grown by 30 percent while fixed-line subscribers increased from 1.35 million to 16.4 million. By the end of 2005 the company had 2 million Internet subscribers and assets of 53.3 billion RMB. (For more information go to www.chinatietong.com)

Jinan Yinquan recently announced that it was expanding it services to Shanghai and Beijing, the two largest cities in the Peoples Republic of China. With nearly 19 million people, Shanghai is China’s largest city.  Recognized as one of the country’s leading communications centers, Shanghai has (according to most available statistics) more than 4.4 million Internet users.  Beijing, the political center of the country, is the second largest city with a population of more than 15 million people and in excess of 4 million Internet users.

The Company’s proprietary NP Soft Switch IP telephone system enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates.

The Company said it currently employees 51 people.

About China VoIP & Digital Telecom Inc.

China VoIP & Digital Telecom Inc. offers Voice over the Internet Protocol service in the People’s Republic of China through its wholly owned subsidiary Jinan Yinquan Technology Co. Ltd.  Through Jinan Yinquan, China VoIP is well positioned to take full advantage of the tremendous economic growth currently being experienced in China.  The Company is currently marketing its NP Soft Switch system in China and is currently in the testing stage of other Information Technology products.  The Company currently has 51 employees and is located in the Shandong Province, People’s Republic of China.

More information can be found at www.chinavoip-telecom.com.

Notice Regarding Forward Looking Statements

Statements regarding the Company's business which are not historical facts are “forward-looking statements” that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Forward looking statements in this press release include that the Company also indicated that unaudited first quarter 2007 revenues were going to be approximately $1,000,000 with an expected operational profit; that we are still aggressively developing our business model and implementing our plan of operations which call for the expansion of our proprietary VoIP products and leveraging our relationship with China Tie Tong; that it was expanding it services to Shanghai and Beijing, the two largest cities in the Peoples Republic of China; and that the Company’s proprietary NP Soft Switch IP telephone system enables users to access Voice over the Internet Protocol (VoIP) services allowing customers to use the system to make telephone calls to anyone in the world at a much lower cost than standard telephone rates.  Actual results may differ materially from those currently anticipated due to a number of factors as we may find that our products must compete with cheaper or better products; we may not be able to retain key employees; a bigger market may not develop for our products and we may not be able to continue to attract new customers; we may face litigation if our technology fails to work when required; our intellectual property may be attacked and defeated in court proceedings; our patent filings may be rejected by the patent offices; other companies may discover and develop better or cheaper technologies that would render our products obsolete; we may not have sufficient funding to further develop and/or market our technology; and we may face regulatory issues in trying to expand throughout China. There are also country risks associated with investing in China, including currency fluctuation, repatriation of capital, and potential regulatory hurdles. Readers are directed to the China VoIP & Digital Telecom Inc. reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its 8-K filed November 13, 2006 under our prior name Crawford Lake Mining Inc. which outlined the company’s current business for further information and factors that may affect China VoIP & Digital Telecom Inc.’s business and results of operations as well as the Company’s form 10-QSB filed on December 15, 2006 and Form 10-KSB for the year ended December 31, 2006 filed on April 13, 2007. China VoIP & Digital Telecom Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

954-473-0677

pnasca@pnapr.com